Exhibit 10.1

April 17, 2024

Re:	Amendment to Notes

Dear Sirs:

Reference is made to (i) the Securities Purchase Agreement dated as of October 5, 2022 (as amended by the Letter Agreement dated as of November 21, 2023 and as further amended, superseded, replaced, or otherwise modified from time to time, the “Purchase Agreement”), between Digital Health Acquisition Corp., a Delaware corporation (the “Company”), VSee Lab, Inc., a Delaware corporation (“VSee”), iDoc Virtual Telehealth Solutions, Inc., a Texas corporation (“iDoc”), and [Investor], as purchaser and as collateral agent for the Purchaser Parties (in such capacities, “you” or “[Investor]”), and (ii) a Senior Secured Convertible Promissory Note having a principal amount equal to $111,111.33 issued by the Company on November 21, 2023 and a Senior Secured Convertible Promissory Note having a principal amount equal to $55,555.67 issued by the Company on January 25, 2024 (collectively, the “New Notes”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, such capitalized terms shall refer to any item included in any of the definitions thereof set forth in any of the Notes, in each case as of the date hereof,

This letter agreement (this “Letter Agreement”) confirms our recent discussions regarding certain modifications to the New Notes.

In consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and [Investor] hereby agree as follows:

(1)	This Letter Agreement shall be deemed to be included in the definition of “Transaction Documents” as such term is defined by the Purchase Agreement.

(2)	Pursuant to and in accordance with Section 7(a)(xiv) of each New Note, the Company and [Investor] hereby extend the outside date with respect to the termination or closing of the Business Combination referenced therein from March 31, 2024 to June 30, 2024.

In further consideration for the execution of this Letter Agreement by [Investor] and without limiting any rights or remedies [Investor] may have, the Company, VSee, and iDoc (each a “Releasor” and, collectively, the “Releasors”), each for itself and for its subsidiaries, hereby releases [Investor], each Purchaser Party and each of their Related Parties (each a “Releasee” and, collectively, the “Releasees”) from any and all Claims that any of the Releasors or any of its subsidiaries has or may have against any Releasee on or prior to the date hereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of any of the Releasors or any of their subsidiaries or affiliates, or any legal relationship that exists or may exist between any Releasee and any of the Releasors or any of their subsidiaries. Each Releasor, for itself and for its subsidiaries, acknowledges and agrees that it or its subsidiaries may discover information later that could have affected materially its willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this Letter Agreement, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise. As used in this paragraph, (i) “Claims” means all liabilities, rights, demands, covenants, duties, obligations (including, without limitation, indebtedness, receivables and other contractual obligations), claims, actions and causes of actions, suits, disputes, judgments, damages, settlements, losses, debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, taxes, charges, interest, costs, fees and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble and (ii) “Related Party” means, with respect to any person, any affiliate of such person or of another Related Party of such person and such person’s and such affiliate’s predecessors, successors, assigns, managers, members, partners, directors, officers, staff members (including, without limitation, individuals with independent contractor or similar status), agents, attorneys-in-fact, trustees, fiduciaries, representatives and advisors.

Each of the Releasors, on behalf of each of its subsidiaries party to the Guaranty as Guarantor, hereby agrees that such Guarantor continues to guaranty, pursuant to the Transaction Documents, as primary obligor and not as surety, the full and punctual payment when due of the obligations owing under the Transaction Documents as modified hereby and that the terms hereof shall not affect in any way its obligations and liabilities, as expressly modified hereby, under the Transaction Documents. Each of the Releasors, each for itself and its subsidiaries party to the Guaranty as Guarantors, hereby reaffirms (a) all such obligations and liabilities, and agrees that such obligations and liabilities shall remain in full force and effect and (b) the Liens granted under the Transaction Documents, and agrees that such Liens shall continue to secure such obligations and liabilities.

This Letter Agreement is a Transaction Document and is limited as written. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, or any Event of Default under, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) except as otherwise provided in the Transaction Documents, is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and shall not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Kindly confirm your agreement with the above by signing in the space indicated below and by returning by email a partially executed PDF copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

DIGITAL HEALTH ACQUISITION CORP.

By:	/s/ Scott Wolf
Name:	Scott Wolf
Title:	Chief Executive Officer

VSEE LAB, INC.

By:	/s/ Milton Chen
Name:	Milton Chen
Title:	Executive Vice Chairman

IDOC VIRTUAL TELEHEALTH SOLUTIONS, INC.

By:	/s/ Imoigele Aisiku
Name:	Dr. Imoigele Aisiku
Title:	Executive Chairman

AGREED AND ACCEPTED:

[Investor]

By:
Name:
Title:

3